Filed Pursuant to Rule 424(b)(3)
Registration No. 333-235443

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

(the “Fund”)

Class A Shares, Class C Shares, Class I Shares, Class L Shares, Class W Shares and Class P Shares

Supplement dated April 1, 2022 to the

Prospectuses and Statement of Additional Information (“SAI”) dated January 28, 2022

On April 1, 2022, the Fund entered into an amendment (the “Amendment”) to its margin loan agreement by and between the Fund and The Bank of Nova Scotia that had established a revolving credit facility with a commitment of up to $35 million. The Amendment increased the commitment under the revolving credit facility to $75 million. Accordingly, the Fund’s Prospectuses and SAI are revised as follows:

The following sentence is added after the fifth sentence in the “PROSPECTUS SUMMARY—Leverage” section and after the sixth sentence in the “INVESTMENT OBJECTIVE AND STRATEGIES—The Investment Adviser’s Strategy—Use of Leverage” section of the Prospectuses, and after the first sentence in the “OTHER INFORMATION—Line of Credit” section of the SAI:

On April 1, 2022 the commitment under the revolving credit facility was increased to $75 million.

This Supplement should be retained with your Prospectuses and SAI for future reference.

RLDVINCOPSTK 04-22